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                                                                   EXHIBIT 10.13

                SPLIT DOLLAR AGREEMENT AND COLLATERAL ASSIGNMENT


                  AGREEMENT made as of December 31, 1996, by and between TRANS-RESOURCES, INC. a Delaware Corporation having its principal office at 9 West 57th Street, New York, New York 10019 (the "Corporation"), and MARTIN KAPLITT, now residing at 271-32E Grand Central Parkway, Floral Park, New York 11005, and LAWRENCE M. SMALL now residing at 2804 Woodland Drive N.W., Washington, D.C. 20008, as Trustees of the Arie Genger 1995 Life Insurance Trust u/a/d 11/21/1995 (the "Trustees").

                  WHEREAS, the Trustees desire to insure the lives of Arie Genger, who is the Chairman and Chief Executive Officer of the Corporation (the "Executive") and his wife, Dalia Genger, for the benefit and protection of the Executive's family, under policies issued by The Equitable Life Insurance Company (the "Insurance Company");

                  WHEREAS, the Corporation, on behalf of the Executive, desires to help the Trustees provide insurance by contributing a portion of the premiums due on the policies on the Executive's life under a so-called "Split Dollar" arrangement; and

                  WHEREAS, the Trustees will be the owner of the insurance policies acquired pursuant to the terms of this Agreement and the policies will be collaterally assigned to the Corporation as security for the repayment of the amounts which the Corporation will pay as premiums due on the policies.

                  NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, it is agreed between the parties to this Agreement as follows:


                                    ARTICLE 1

                            APPLICATION FOR INSURANCE

                  The Trustees have applied to the Insurance Company and the Insurance Company has issued to the Trustees as owners thereof policies on the Executive's and his spouse's joint lives in the total face amount of $25,000,000 (the "Policies"). The policy numbers, face amount and plan of insurance contained in the Policies are recorded on Schedule A attached hereto and the parties hereto agree that the Policies are held subject to the terms of this Agreement.




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                                    ARTICLE 2

                             OWNERSHIP OF INSURANCE

                  The Trustees are and shall continue to be the owners of the Policies and may exercise all rights of ownership with respect to the Policies, except as to the limited security rights in the Policies specifically granted to the Corporation herein. The rights reserved to the Trustees include specifically the right to change the beneficiary of the Policies, the right to surrender the Policies, the right to assign the Policies or revoke an assignment, and the right to pledge the policies for a loan or to obtain a loan from the Insurance Company against the surrender value of the Policies.


                                    ARTICLE 3

                                    PREMIUMS

                  When used in this agreement the words "the Premiums" shall mean and refer to the annual planned premiums shown on Schedule A attached hereto, or such other annual amounts as the parties hereto may from time to time agree in writing to pay to the Insurance Company with respect to the Insurance Policies, provided, however, that in no event shall the Premiums be less than the smallest annual payment necessary to keep all of the Insurance Policies in full force and effect.


                                    ARTICLE 4

                         PAYMENT OF PREMIUMS ON Policies

                  A. The Corporation shall pay either directly to the Insurance Company or by making the necessary funds therefor available to the Trustees the Premiums when due less the amounts due from the Trustees pursuant to the provisions of Section B of this Article 4. The Premiums may be paid under any payment method acceptable to the Corporation and the Insurance Company.

                  B. The Trustees shall pay that portion of each annual premium equal to the cost (calculated by application of the lower of the Internal Revenue Service's U.S. Life Table 38 rate or the Insurance Company's annual term insurance rates on the lives of the Executive and his said spouse while they are both alive, and by application of the lower of the Internal Revenue Service's U.S. Life Table 58 rate or the Insurance Company's annual term insurance rate on the life of the survivor of the Executive and his said spouse after the death of the first of them to die) of the insurance which the beneficiary or beneficiaries named by the Trustees would be entitled to receive if the survivor of the

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Executive and his said spouse died during that policy year (before any reduction for repayments to be made to the Company pursuant to this Agreement).

                                    ARTICLE 5

                       TRUSTEES' OBLIGATION TO CORPORATION

                  The Trustees must repay to the Corporation the aggregate amount paid by the Corporation, under Section A of ARTICLE 4 of this Agreement, as premiums on the Policies (such amount being hereinafter referred to as the "Net Payment Amount"). This repayment must be made in accordance with ARTICLES 7 and 10 of this Agreement.


                                    ARTICLE 6

                             ASSIGNMENT OF POLICIES

                  The Trustees hereby collaterally assign all their rights, title and interest in the Policies to the Corporation as security for repayment of the Net Payment Amount. Such collateral assignment shall not be altered or changed without the written consent of the Corporation.


                                    ARTICLE 7

                                  DEATH CLAIMS

                  A. When the survivor of the Executive and his said spouse dies, the Corporation shall be entitled to receive a portion of the death benefits provided under the Policies. The amount to which the Corporation shall be entitled shall be the Net Payment Amount less any repayments made by the Trustees to the Corporation prior to the death of the survivor of the Executive and his said spouse. The receipt of this amount by the Corporation shall constitute satisfaction of the Trustees's obligation under ARTICLE 5 of this Agreement.

                  B. When the survivor of the Executive and his said spouse dies, the beneficiary or beneficiaries named by the Trustees (or by their assignee) shall be entitled to receive the amount of the death benefits provided under the Policies in excess of the amount payable to the Corporation under paragraph A of this ARTICLE 7. This amount shall be paid under the settlement option elected by the Trustees (or by their assignee).

                  C. If any interest is due upon the death proceeds under the terms of the Insurance Policies, the Corporation and the beneficiary or beneficiaries named by the Trustees (or their assignee)

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shall share such interest in the same proportions as their respective shares of the death proceeds (as defined in Sections A and B of this Article) bear to the total death proceeds excluding such interest.

                  D. If, upon the death of the survivor of the Executive and his said spouse, there is a refund of unearned premiums under the provisions of the Insurance Policies, then any such refund shall be divided between the Corporation and the beneficiary or beneficiaries named by the Trustees (or their assignee) in the same proportion as the respective shares of the last premium payment made by the Corporation and the Trustees, respectively, shall bear to the total of the most recent annual planned premiums.


                                    ARTICLE 8

                       DIVISION OF THE NET CASH SURRENDER
                         VALUE OF THE INSURANCE POLICIES

                  If the Insurance Policies are surrendered, the Corporation shall thereupon be entitled to receive the Net Payment Amount less any repayments made by the Trustees to the Corporation prior to such surrender, and the Trustees, or their assigns, shall be entitled to receive any balance of such cash surrender value. To the extent that the cash surrender value is not sufficient to pay in full the Net Payment Amount less any repayments made by the Trustees to the Corporation prior to such surrender, the Trustees shall be liable to the Corporation for the amount of such insufficiency.


                                    ARTICLE 9

                            TERMINATION OF AGREEMENT

                  This Agreement shall terminate when any of the following events occur:

                  (a) cessation of the business of the Corporation as presently conducted;

                  (b)      termination of the Arie Genger 1995 Insurance Trust;

                  (c) bankruptcy, receivership or dissolution of the Corporation;

                  (d) upon the election of the aggrieved party, if either the Corporation or the Trustees fail for any reason to make payment of any portion of the premium due on the Policies as required by ARTICLE 4 of this

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                           Agreement, provided that any election to terminate
                           this Agreement under this subparagraph must be made within ninety (90) days after the failure to make the required payment occurs; or

                  (e) full repayment by the Trustees of the Net Payment Amount provided that upon receipt of such repayment the Corporation releases the collateral assignment of the Policies made by the Trustees pursuant to ARTICLE 6 of this Agreement.


                                   ARTICLE 10

                           DISPOSITION OF Policies ON
                            TERMINATION OF AGREEMENT

                  If this Agreement is terminated under paragraph (a), (b), (c) or (d) of ARTICLE 8 of this Agreement, the Trustees shall have one hundred twenty (120) days in which to repay to the Corporation the Net Payment Amount less any repayments made by the Trustees to the Corporation prior to the termination of this Agreement. Upon receipt of such amount, the Corporation shall release the collateral assignment of the Policies. If the Trustees do not repay such amount within this one hundred twenty (120) day period, the Corporation may enforce its rights against the Trustees under this Agreement in any way it sees fit.


                                   ARTICLE 11

                          INSURANCE COMPANY NOT A PARTY

                  The Insurance Company:

                           (a) shall not be deemed to be a party to this Agreement for any purpose nor in any way responsible for its validity;

                           (b) shall not be obligated to inquire as to the distribution of any monies payable or paid by it under the Policies; and

                           (c) shall be fully discharged from any and all liability under the terms of any policies issued by it, which is subject to the terms of this Agreement, upon payment or other performance of its obligations in accordance with the terms of such policy.



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                                   ARTICLE 12

                               PLAN ADMINISTRATION

                  Lester W. Youner, Chief Financial Officer of the Corporation, is hereby designated the plan administrator until his resignation or removal by the Board of Directors, and as such he shall be responsible for the management, control and administration of the Split Dollar plan as established herein. Lester W. Youner may allocate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

                                   ARTICLE 13

                            ASSIGNMENT BY CORPORATION

                  The Corporation is prohibited from assigning its interest in the Policies to anyone other than the Trustees or their nominee.


                                   ARTICLE 14

                             AMENDMENT OF AGREEMENT

                  This Agreement shall not be modified or amended except by a written agreement signed by the Corporation and the Trustees. This Agreement shall supercede and take the place of the Split Dollar Agreement and Collateral Assignment between the parties hereto dated as of December 5, 1996. This Agreement shall be binding upon the successors and assigns of each party hereto.


                                   ARTICLE 15

                                  GOVERNING LAW

                  This Agreement shall be deemed a contract made under the laws of, executed and delivered in the State of New York, and for all purposes shall be construed and interpreted in accordance with

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the laws of such State without reference to conflicts of laws principles.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        /s/ Martin Kaplitt
                                        ----------------------------------------
                                            MARTIN KAPLITT, as a Trustee of the
                                            Arie Genger 1995 Life Insurance
                                            Trust


                                        /s/ Lawrence M. Small
                                        ----------------------------------------
                                            LAWRENCE M. SMALL, as a Trustee of
                                            the Arie Genger 1995 Life Insurance
                                            Trust


                                        TRANS-RESOURCES, INC.


                                        By: /s/ Lester W. Youner
                                            ------------------------------------
                                                Lester W. Youner, Chief
                                                Financial Officer



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This Split Dollar Agreement and Collateral Assignment relating to the Policies was recorded by The Equitable on ____________, 1997.

                                        THE EQUITABLE



                                        By:_____________________________________
                                              Name:
                                              Title:




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                                   SCHEDULE A

                         INSURANCE POLICIES ON THE JOINT
                         LIVES OF ARIE AND DALIA GENGER



                                                                      Annual
     The Equitable                                                    Planned
        Policy Number        Type of Policy        Face Amount        Premium
        -------------        --------------        -----------        -------
                          Survivorship
          46207953        Variable Life            $7,500,000         $86,550

                          Survivorship             $7,500,000         $86,550
          46208269        Variable Life

          46254462        Survivorship             $5,000,000         $57,700
                          Variable Life

          47201858        Survivorship             $5,000,000         $57,700
                          Variable Life




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